Exhibit 99.1


Guidant Receives Definitive Offer From Boston Scientific; Guidant's Board to Evaluate Offer

INDIANAPOLIS--(BUSINESS WIRE)--Jan. 8, 2006--Guidant Corporation (NYSE:GDT) acknowledges receipt today, January 8, 2006, of a definitive offer from Boston Scientific Corporation to acquire Guidant for $72 per Guidant share made up of a combination of half cash and half stock. The stock portion is subject to a collar. Guidant's current merger agreement with Johnson & Johnson provides that each share of Guidant common stock would be exchanged for $33.25 in cash and ..493 shares of Johnson & Johnson common stock. As of January 6, 2006, the Johnson & Johnson proposal was valued at $64.11 per Guidant share.

Guidant's Board of Directors will evaluate all aspects of the offer from Boston Scientific, with the assistance of its investment bankers, JPMorgan Chase & Company and Morgan Stanley together with its outside counsel, Skadden, Arps, Slate, Meagher & Flom LLP.

Guidant Corporation pioneers lifesaving technology, giving an opportunity for better life today to millions of cardiac and vascular patients worldwide. The company develops, manufactures and markets a broad array of products and services that enable less invasive care for some of life's most threatening medical conditions. For more information, visit www.guidant.com.

Guidant Corporation and Johnson & Johnson have filed with the Securities and Exchange Commission (SEC) a definitive proxy statement/prospectus and other documents regarding the proposed merger between Guidant and Johnson & Johnson. Investors are urged to read the definitive proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. The proxy statement/prospectus and other documents filed by Johnson & Johnson and Guidant with the SEC are available free of charge at the SEC's website, www.sec.gov, or by directing a request to Johnson & Johnson, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attention: Investor Relations; or by directing a request to Guidant Corporation, 111 Monument Circle, #2900, Indianapolis, IN 46204-5129, Attention: Investor Relations.

Guidant Corporation, its directors, and certain of its executive officers may be considered participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of Guidant and their ownership of Guidant stock is set forth in Guidant's most recent filing on Form 10-K. Investors may obtain additional information regarding the interests of such participants by reading the definitive proxy statement/prospectus.

Contacts

Guidant Corporation
Steven Tragash, Corporate Communications, 317-971-2031
Andy Rieth, Investor Relations, 317-971-2061
Doug Hughes, Investor Relations, 317-971-2039